Exhibit 10.373

THE CHARLES SCHWAB CORPORATION

[2013 STOCK INCENTIVE PLAN]

NOTICE OF NON-EMPLOYEE DIRECTOR

RETAINER RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units.  A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (a “Share”) of The Charles Schwab Corporation (“Schwab”), under [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”).  Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>
Total Number of Restricted Stock Units Granted:	<shares_awarded>
Grant Date:	<award_date>
Vesting Schedule:

So long as you remain in service in good standing and subject to the terms of the Restricted Stock Unit Agreement, the Restricted Stock Units subject to this grant will become vested and distributable on the following dates and in the following amounts, subject to the restrictions below:

Number of Restricted Stock Units on Vesting Date:

<vesting_schedule>

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that this grant is issued under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, both of which are made a part of this notice.  Please review the Restricted Stock Unit Agreement and the Plan carefully, as they explain the terms and conditions of this grant.  You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders.  By accepting this grant, you agree to all of the terms and conditions described above, in the Restricted Stock Unit Agreement and in the Plan.

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THE CHARLES SCHWAB CORPORATION

[2013 STOCK INCENTIVE PLAN]

NON-EMPLOYEE DIRECTOR

RETAINER RESTRICTED STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. Restricted Stock Units are an unfunded and unsecured obligation of The Charles Schwab Corporation (“Schwab”).
Vesting	Subject to the provisions of this Restricted Stock Unit Agreement (“Agreement”), a Restricted Stock Unit becomes vested and distributable as of the earliest of the following:
	(1)	The applicable Vesting Date for the Restricted Stock Unit indicated in the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant.
	(2)	Your death.
	(3)	Your disability.
	(4)	Your separation from service, if the separation qualifies as a retirement.
	(5)	A change in control.

If you become a common-law employee of Schwab or a subsidiary of Schwab (“subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Restricted Stock Units will continue to vest as described in the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant so long as you continue as either a non‑employee director or an employee of Schwab or its subsidiaries.

Unvested units will be considered “Restricted Stock Units.”  If your service terminates for any reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination.  This means that the Restricted Stock Units will immediately revert to Schwab.  You will receive no payment for Restricted Stock Units that are forfeited.  Schwab determines when your service terminates for this purpose.

Definition of Fair Market Value	“Fair market value” means the average of the high and low price of a Share (as defined below) as reported on the New York Stock Exchange on the applicable determination date.
Definition of Disability	For all purposes of this Agreement, “disability” means that you have a disability that qualifies as such under section 409A of the Code.

Definition of Retirement

For all purposes of this Agreement, “retirement” means your resignation or removal from the Board of Directors (the “Board”) of Schwab or a subsidiary of Schwab at any time after you have attained age 70 or completed 5 years of service as a non‑employee director.

Definition of Change in Control

For all purposes of this Agreement, “change in control” means an event that qualifies as a change in control event under section 409A of the Code and as a change in control as defined in [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”).

Definition of Separation From Service	For all purposes of this Agreement, “separation from service” means a separation from service as defined under section 409A of the Code.
Payment of Shares

Any vested Restricted Stock Units will be paid in shares of common stock of Schwab (“Shares”) as provided herein.  Shares that have become vested and distributable under this Agreement shall be distributed as follows:

	(1)	Shares that vest and become distributable on a Vesting Date shall be distributed within 30 days of the Vesting Date.
	(2)	Shares that vest and become distributable on death, disability or a change in control shall be distributable within 90 days of such event.
(3)

Shares that vest and become distributable on a separation from service that qualifies as a retirement shall be distributed within 90 days of the separation from service. Notwithstanding the foregoing, if at the time of your separation from service, you are a “specified employee”, you will receive your Shares six months after your separation from service.  "Specified Employee" means a "specified employee" within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

Restrictions on Restricted Stock Units

You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units without Schwab’s written consent.  Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.

Schwab may, in its sole discretion, allow you to transfer these Restricted Stock Units under a domestic relations order in settlement of marital or domestic property rights.

In order to transfer these Restricted Stock Units, you and the transferee(s) must follow the procedures prescribed by Schwab, and the transferee(s) must follow the terms of this Agreement.

Delivery of Shares After Death

In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries.  You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab.  You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death.  If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale.  This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your Restricted Stock Units are settled by issuing Shares.
Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.
Dividend Equivalent Rights

If Schwab pays cash dividends on Shares, you will receive cash equal to the dividend per Share multiplied by the number of unvested Restricted Stock Units.  Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15 of the year following the year the actual dividend is paid.

No Right to Remain Employee or Director	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker or director of Schwab and its subsidiaries for any specific duration or at all.
Limitation on	If a payment from the Plan would constitute an excess parachute

Payments

payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below.  Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab.  For purposes of this section on “Limitation on Payments,” the term “Schwab " will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.

In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee (the “Compensation Committee”) of the Board of Schwab may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount.  The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount).  Schwab will notify you promptly of the Auditor's determination.  Present value will be determined in accordance with section 280G(d)(4) of the Code.  The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount.  In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.  However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code.  In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, provided that no such Underpayment related to Shares distributable under this Agreement shall be paid beyond the deadline for making such payments under section 409A of the Code.

Plan Administration

The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant, and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of Restricted Stock Units that remain subject to forfeiture will be adjusted accordingly.
Severability

In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.  This Agreement, the Notice of Non-Employee Director Retainer Restricted Stock Unit Grant and the Plan constitute the entire understanding between you and Schwab regarding this grant.  Any prior agreements, commitments or negotiations concerning this grant are superseded.  This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee.  If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

By accepting this grant, you agree to all of the terms and conditions described above and in the Plan.